Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement No. 333-39478 on Form S-8 pertaining to the Koppers Industries, Inc. 1998 Stock Option Plan, the Koppers Industries, Inc. 1997 Stock Option Plan and the Koppers Industries, Inc. Restated and Amended Stock Option Plan of our report dated February 6, 2004 (except for Note 4, as to which the date is February 27, 2004), with respect to the consolidated financial statements and schedule of Koppers Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2003 in the following Registration Statements:

Ernst & Young LLP

Pittsburgh, Pennsylvania

March 15, 2004